Exhibit 99.2

SUMTOTAL SYSTEMS REPORTS POSITIVE PRELIMINARY RESULTS

AND ANNOUNCES INTERIM CEO

Company Expects Third Quarter Revenue to Increase Approximately 20% and to Reach GAAP Profitability

Don Fowler, Current Board Chair, Appointed Interim CEO

MOUNTAIN VIEW, CA (October 19, 2005) SumTotal™ Systems, Inc. (NASDAQ: SUMT), the largest provider of learning and business performance technologies and services, today announced its preliminary financial results for the third quarter ended September 30, 2005, and the appointment of Donald Fowler, the Chair of the company’s Board of Directors, as the company’s interim Chief Executive Officer.

Third Quarter Preliminary Financial Results

On a Generally Accepted Accounting Principles (“GAAP”) basis, total revenue for the third quarter of 2005 is estimated to be approximately $18.0 to $18.5 million, compared to $15.3 million in the third quarter of 2004, and is at the top end of the company’s guidance for total revenue of $16.5 million to $18.5 million. Earnings per share for the third quarter of 2005 is estimated to be approximately $0.01 to $0.03 per share on both a basic and diluted basis, an improvement from a net loss of $0.11 per share, in the same quarter one year ago. The guidance for the third quarter of 2005 was a net loss per share of $0.08 to $0.14 per share.

Third quarter results do not include the financial results of Pathlore Software Corporation, which was acquired on October 4, 2005. Pathlore financial results will be included for the first time in SumTotal’s fourth quarter 2005 results.

Don Fowler Appointed Interim CEO

The company today also announced that R. Andrew Eckert, chief executive officer and a director of the company, has resigned, effective today, to accept a CEO position in a different industry. Current SumTotal Systems Chair of the Board, Donald Fowler, has been appointed as interim CEO by the SumTotal Systems Board of Directors. Mr. Fowler shall retain the position of Chair of the Board, and Jack Acosta, current Chair of the Audit Committee, has been appointed the Board’s lead independent director.

Andy Eckert, former CEO stated, “In the past few years we have created a clear leader in the LMS industry and I believe I am leaving the company in a strong financial position. SumTotal has a strong executive team and I look forward to watching the company’s continued success in the future.”

“Achieving profitability ahead of schedule is a significant milestone and demonstrates the success of our growth strategy,” stated Don Fowler, interim CEO. “We have a strong infrastructure in place for continued growth and we’re optimistic about the momentum we have with our leading position in the industry.”

Mr. Fowler has served as Chair of the Board and as a member of the compensation and governance committees since the company’s inception in March 2004. Mr. Fowler was previously a member of the Board of Directors, and a member of the audit, compensation and governance committees, of Docent, Inc. He has also served on the boards of ADAC Laboratories and TelCom Semiconductor, and now serves on the board of Storage Engine, Inc. Mr. Fowler is involved with various private companies, through advisory or board memberships, and served as CEO of eT Communications from 1996 to 1998 and as interim CEO of several other companies between 1996 and 2002. Mr. Fowler was a Senior Vice President at Tandem Computers from 1986 to 1996. Mr. Fowler also served in executive capacities with Bechtel Group from 1976 to 1986, and IBM from 1965 to 1976. Mr. Fowler received a B.S. in Mathematics and an M.B.A from the University of Washington in Seattle.

The board is actively engaged in a search for a new CEO.

Conference Call

SumTotal Systems will host an investor conference call and webcast on Monday, November 7, 2005 at 2:00 p.m. (PDT), 5:00 p.m. (EDT) to discuss the financial results for the third quarter ended September 30, 2005. A news release discussing the third quarter 2005 financial results will be issued after the close of the market the same day.

A live audio webcast will be available to investors and the public from SumTotal’s website at www.sumtotalsystems.com/company/investors. In addition to the webcast, a telephone replay will be available on Monday, November 7, 2005, beginning at approximately 5:00 P.M. (Pacific) through the close of business on Monday, November 14, 2005. The replay can be accessed by dialing the U.S. toll-free number: 1-800-207-7077, access code: 4153. The international dial-in number is +1-913-383-5767, access code: 4153.

About SumTotal Systems

SumTotal Systems Inc. (NASDAQ: SUMT) is the largest provider of learning and business performance technologies and services. SumTotal deploys mission-critical solutions that align learning with organizational and business goals to generate significant bottom-line results. With more than 12 million users worldwide, SumTotal has helped accelerate performance and profit for nearly 700 of the world’s best-known companies and government agencies, including US Army, Air Force, Navy and Coast Guard, Microsoft, United Airlines, Vodafone, Aetna, Accenture, Cendant, Harley-Davidson, Wyeth, Wachovia and D&B. SumTotal has offices throughout the US, in London, Paris, Heidelberg, Sydney, Tokyo and Hyderabad, India. For more information about SumTotal’s products and services, visit www.sumtotalsystems.com.

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SAFE HARBOR STATEMENT/ FORWARD-LOOKING STATEMENTS

Information in this press release and the accompanying conference call contains forward-looking statements. These statements represent SumTotal Systems’ expectations or beliefs concerning future events and include statements, among others, regarding SumTotal Systems’ preliminary results for the third quarter of fiscal year 2005, financial position, including profitability and revenue, industry leadership position, and growth of the Company. These statements are not historical facts or guarantees of future performance or events, and are based on current expectations, estimates, beliefs, assumptions, goals and objectives, and involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from the results expressed or implied by these statements. Readers of this press release are cautioned not to place undue reliance on any forward-looking statements. Additional factors that could cause actual results to differ include, but are not limited to (i) errors in the company’s initial reporting of its third quarter fiscal year 2005 preliminary results, adjustments identified through continued closing of the books for the third quarter fiscal year 2005 and/or review of the financial results by the Company’s independent auditor; and (ii) other events and other important factors disclosed previously and from time to time in SumTotal Systems’ filings with the Securities and Exchange Commission, including the Annual Report filed on Form 10-K and quarterly reports filed on Form 10-Q on August 1 and August 9, 2005, and Form 8-Ks, including without limitation the Company’s Form 8-K filed today regarding the changes in the company’s management and certain other items. SumTotal Systems assumes no obligation to update the information in this press release.

Contact:    Neil Laird at 650-934-9525 or Nlaird@sumtotalsystems.com